Sub-Item 77Q1(a): Certificate of Amendment to the Declaration of Trust

DAILY INCOME FUND

Certificate of Amendment

for

RNT NATIXIS LIQUID PRIME PORTFOLIO

The undersigned, being the duly elected and acting Secretary of Daily Income Fund, a trust with transferable shares established under Massachusetts law of the type commonly called a Massachusetts business trust (the “Trust”), DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Trustees of the Trust by Sections 5.11, 5.12, 8.3 and 10.1 of the Declaration of Trust dated January 20, 1994, as amended (the “Declaration of Trust”), and pursuant to the affirmative vote of a majority of the trustees at a meeting duly called and held on September 16, 2010, the Declaration of Trust is amended by this Certificate of Amendment as follows:

(1) Portfolio.  There is established and designated a series named the RNT Natixis Liquid Prime Portfolio (the “Portfolio”).  The beneficial interest in the Portfolio shall be divided into shares having a par value of $0.01 per share, of which an unlimited number may be issued, which shares shall represent interests only in the Portfolio.  The shares of the Portfolio are hereby classified into classes (each a “Class”) as follows:  the Treasurer Shares Class and the Liquidity Shares Class.  The shares of the Portfolio, and the Classes thereof, shall have the relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in Sections 5.11 and. 5.12 of the Declaration of Trust.

(2) Amendment, etc.  This Certificate of Amendment may be amended subject to the provisions of Section 8.3 of the Declaration of Trust.

(3) Incorporation of Defined Terms.  All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 21st day of September, 2010.

                       /s/ Christine Manna
Christine Manna

Secretary

ACKNOWLEDGEMENT

State of  New York                                )

) : ss

County of  New York                                           )

September 21, 2010

Then personally appeared the above named Christine Manna and acknowledged the foregoing instrument to be her free act and deed.

Before me,

                               /s/ Theresa E Tschetter

Notary Public

My Commission Expires:      4/19/2014